UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 11, 2010 (February 5, 2010)

GENESIS ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Registration Rights Agreement

On February 5, 2010, affiliates of Quintana Capital Group II, L.P., an energy-focused private equity firm (“Quintana”), members of the Davison family, and members of the senior executive management team of Genesis Energy, L.P. (“Genesis”) purchased all of the Class A membership interests in its general partner, Genesis Energy, LLC from Denbury Resources Inc. (“Denbury”).  In connection with this transaction, which is referred to herein as the “GP Transaction,” Genesis entered into a Registration Rights Agreement, dated February 5, 2010 (the “Registration Rights Agreement”), with Denbury and two of its affiliates, Denbury Gathering & Marketing, Inc. (“DGM”) and Denbury Onshore, L.L.C (collectively with Denbury, the “Denbury Parties”).  The Registration Rights Agreement provides registration rights with respect to all of the common units owned by the Denbury Parties.   Pursuant to the Registration Rights Agreement, Genesis has agreed to file a shelf registration statement on Form S-3 within 90 days after the date thereof, and to use its commercially reasonable best efforts to cause such registration statement to be declared effective no later than 150 days after the date thereof.  Additionally, the Denbury Parties have certain rights to demand registrations of their units, in the form of an underwritten offering, as well as piggyback registration rights.

The description above is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Second Amendment to First Amended and Restated Credit Agreement

In connection with the GP Transaction, Genesis entered into the Second Amendment to First Amended and Restated Credit Agreement, dated February 5, 2010 (the “Credit Agreement Amendment”), by and among Genesis, Genesis Crude Oil, L.P., and a syndicate of lenders.

The Credit Agreement Amendment amended, among other things, the definition of “Change in Control” to permit the GP Transaction and the ownership structure described in item 5.01 below.

The description above is qualified in its entirety by the Second Amendment to First Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.01.	Changes in Control of Registrant

On February 5, 2010, affiliates of Quintana, along with members of the Davison family and members of the senior executive management team of Genesis, EIV Capital Fund LP, a Delaware limited partnership (“EIV”), and other investors (collectively, the “New Owner Group”), acquired control of our general partner.  Prior to Quintana’s investment, Denbury controlled our general partner and owned 10.2% of the outstanding common units of Genesis.  The New Owner Group acquired the Class A  membership interest in our general partner for consideration of $100 million, net of a deduction of $13.1 million for settlement of obligations of Denbury to members of our senior executive management team.  The net cash purchase price of $86.9 million was obtained from the New Owner Group.

In connection with the GP Transaction, Quintana, members of the Davison family and EIV also acquired the right to appoint directors to the board of directors of our general partner as more fully described in item 5.02 below.

The Amended and Restated Limited Liability Company Agreement of our general partner contains a number of restrictions and other provisions regarding the transfer of general partner units, including a right of first refusal with respect to Series A units held by management following the Merger (defined below), a drag along right in favor of Quintana requiring other members to consent to a sale of all or substantially all of our general partner’s assets and similar business combinations, and tag along rights in favor of other holders of Series A units in certain instances.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to our general partner’s Amended and Restated Limited Liability Company Agreement, Quintana has the right to designate and appoint six members to the board of directors of our general partner, at least two of which designees must be independent.  On February 5, 2010, Quintana appointed four members to the board of directors of our general partner as follows:

•
Robert C. “Bo” Sturdivant serves as Chairman of the Board of Directors of our general partner.  Mr. Sturdivant currently serves as Vice President – Finance of Quintana, and has served in various roles with Quintana since 1974.

•
Corbin J. Robertson III has served as Managing Director, Coal and Downstream for Quintana since 2006, and is a principal in that organization.  Prior to joining Quintana, Mr. Robertson was a Managing Director of Spring Street Partners, a hedge fund focused on undervalued small cap securities, a position he held from 2002 to 2007. Prior to joining Spring Street, Mr. Robertson worked for three years as a Vice President of Sandefer Capital Partners LLC, a private investment partnership focused on energy related investments, and two years as a management consultant for Deloitte and Touche LLP.

•	William K. Robertson has served as a Managing Director for Quintana since 2005, and is a principal in that organization.

•
Donald L. Evans has served as a President of The Don Evans Group since 2005 and served as the 34th Secretary of the U.S. Department of Commerce from 2001 to 2005.  Since 2007, Mr. Evans has also served as the non-executive chairman of the board of directors of Energy Future Holdings Corp.

The members of the Davison family have the right to designate and appoint up to three directors, one of whom must be independent, as long as members of the Davison family hold at least 75% of the Series A units of our general partner that they hold as of the effective date of the Amended and Restated Limited Liability Company Agreement (the “Effective Date”).  If members of the Davison family hold less than 75% but more than 50% of the Series A units of our general partner that they held on the Effective Date, they have the right to appoint two directors and if they hold less than 50%, they have the right appoint one director.  The members of the Davison family designated and appointed James E. Davison and James E Davison, Jr. to continue to serve as directors of our general partner.  They waived their right to appoint a third director until a position on the board of directors is available.  EIV, which has the right to designate one director under the Amended and Restated Limited Liability Company Agreement of our general partner as long as it holds at least 75% of the Series A units of our general partner that its hold as of the Effective Date, also waived its right to appoint a director until a position on the board of directors is available. Grant E. Sims, Chief Executive Officer, will continue as a director of our general partner.

Effective February 5, 2010, in conjunction with the GP Transaction and the appointment of new directors described above, Mark C. Allen, Ronald T. Evans, and Phil Rykhoek resigned as directors of our general partner.

In connection with the GP Transaction, the employment of Joseph A. Blount, Jr., President and Chief Operating Officer of our general partner, was terminated effective February 10, 2010.  In connection with such termination, Mr. Blount will receive a severance package consisting of payment of his base salary for a period of 36 months, and health and welfare benefits for a period of 18 months.

In connection with the GP Transaction and the Merger, all of the Class B membership interests in our general partner held by the top three existing senior executive officers of Genesis (Grant E. Sims, Chief Executive Officer,  Mr. Blount, and Robert V. Deere, Chief Financial Officer) were either (i) converted into Series A units of our general partner or (ii) or redeemed by our general partner in accordance with certain Class B Agreements (as defined below) and/or our general partner’s existing limited liability company agreement; the deferred compensation plan to which certain executive officers were parties and the deferred compensation grants under such plan were terminated and the obligations thereunder were fulfilled; certain employment agreements were amended; and new equity interests in our general partner were granted to the senior executive management team of Genesis.

Our general partner was required to redeem the individual Class B membership interests under our general partner’s existing limited liability company agreement as a result of the change of control effected by the GP Transaction.  Pursuant to Class B Agreements among each of the top three senior executive officers of Genesis and Denbury, DGM and our general partner, the parties agreed to amend our general partner’s existing limited liability company agreement to provide for the conversion of the Class B membership interest into Series A units in the GP Transaction and subsequent merger of the Quintana acquisition vehicle into our general partner (the “Merger”), rather than for the redemption of the Class B membership interests upon a change of control, and/or to confirm the amount such executive would receive upon redemption.  Pursuant to a Class B Agreement dated February 5, 2010 among Mr. Sims, Denbury, DGM and our general partner and an agreement with the Quintana acquisition vehicle used to acquire our general partner, a portion of Mr. Sims’ individual Class B membership interests in our general partner were converted into Series A units in our general partner following the Merger and his remaining Class B membership interests were redeemed for $221,868 in cash.  Mr. Deere also entered into a Class B Agreement dated February 5, 2010 with Denbury, DGM and our general partner and an agreement with the Quintana acquisition vehicle used to acquire our general partner pursuant to which a portion of his individual Class B membership interests were converted into Series A units in our general partner following the Merger and his remaining Class B membership interests were redeemed for $431,684 in cash.  Such agreements are referred to herein as the “Class B Agreements.”

In connection with the closing of the GP Transaction and the Merger and pursuant to restricted unit agreements entered into with our general partner, Mr. Sims, along with other members of the senior executive management team of Genesis, including Mr. Deere and Karen N. Pape, Senior Vice President and Controller, received an aggregate of 767 Series B-1 units in our general partner that vest as follows:  (i) 25% vest on the first anniversary of the issuance, (ii) 33 1/3% of the remaining unvested units vest on the second anniversary of the issuance, (iii) 50% of the remaining unvested units vest on the third anniversary of the issuance and (iv) 100% of the remaining unvested units vest on the fourth anniversary of the issuance.  Under the terms of the restricted unit agreements, in the event of certain public offerings, a change of control or similar transaction, the executive’s unvested units will become fully vested. In the event of death or disability, the executive’s employment date will be deemed extended through to the next anniversary date for vesting purposes.  If the executive is terminated for “cause” or he or she leaves without “good reason” (as such terms are defined in the restricted unit agreements), he or she will forfeit all of his or her units, whether vested or unvested.  If the executive is terminated without “cause,” by death or disability, or by the executive for “good reason,” then he or she will forfeit all unvested units and our general partner will have the right to repurchase or redeem any vested units.  Subject to the rights of the holders of Series A units to receive distributions up to certain threshold amounts, holders of Series B-1 units, upon vesting, have the right to receive quarterly distributions and certain tax distributions in accordance with the Amended and Restated Limited Liability Company Agreement of our general partner.  Messrs. Sims and Deere and Ms. Pape received 367, 67 and 33 Series B-1 units in our general partner, respectively.

Messrs. Sims and Deere each also entered into a waiver agreement (collectively, the “Waiver Agreements”), which amended the terms of their respective employment agreements waiving certain change of control and severance payment rights and agreed to a form of employment agreement and related release that our general partner may require each to execute in the future.

The description above is qualified in its entirety by the Amended and Restated Limited Liability Company Agreement, Class B Agreements, Waiver Agreements and restricted unit agreements, which are filed as Exhibits 3.1 and 10.2 through 10.9 to this Current Report on Form 8-K.

Item 8.01.	Other Events

In connection with the GP Transaction and the Merger, effective February 5, 2010, the limited liability company agreement of our general partner was amended and restated.

The description above is qualified in its entirety by the Amended and Restated Limited Liability Company Agreement, which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

3.1	Amended and Restated Limited Liability Company Agreement of Genesis Energy, LLC dated February 5, 2010.
4.1	Registration Rights Agreement, dated as of February 5, 2010, among Genesis Energy, L.P., Denbury Resources Inc., Denbury Gathering & Marketing, Inc., and Denbury Onshore, L.L.C.
10.1
Second Amendment to First Amended and Restated Credit Agreement, dated as of February 5, 2010, among Genesis Crude Oil, L.P., Genesis Energy, L.P., the lenders party thereto, Fortis Capital Corp. and Deutsche Bank Securities Inc.

10.2	Class B Agreement (Sims), dated February 5, 2010.
10.3	Class B Agreement (Blount), dated February 5, 2010.
10.4	Class B Agreement (Deere), dated February 5, 2010.
10.5	Waiver Agreement (Sims), dated February 5, 2010.
10.6	Waiver Agreement (Deere), dated February 5, 2010.
10.7	Restricted Unit Agreement (Sims), dated February 5, 2010.
10.8	Restricted Unit Agreement (Deere), dated February 5, 2010.
10.9	Restricted Unit Agreement (Pape), dated February 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: February 11, 2010	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer